Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-121459) pertaining to the Cintas Partners' Plan,
(2)Registration Statement (Form S-8 No. 333-131375) pertaining to the 2005 Equity Compensation Plan,
(3)Registration Statement (Form S-8 No. 333-216147) pertaining to the 2016 Amended and Restated Equity and Incentive Compensation Plan, and
(4)Registration Statement (Form S-3 No. 333-276421);

of our reports dated July 29, 2026, with respect to the consolidated financial statements and schedule of Cintas Corporation and the effectiveness of internal control over financial reporting of Cintas Corporation included in this Annual Report (Form 10-K) of Cintas Corporation for the year ended May 31, 2026.

/s/ Ernst & Young LLP
Cincinnati, Ohio
July 29, 2026